N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of December 31st 2017

Fund	Name of Person	Ownership % of Series
Columbia VP- Mid Cap Value Fund	JPMCB NA Cust For Columbia VP-Managed Volatility Growth Fund	25.90%

As of July 1st 2017

Fund	Name of Person	Ownership % of Series
VP-T. Rowe Price Large Cap Value Fund	JPMCB NA Cust For Columbia VP-Moderately Aggressive	26.12%
Columbia VP- Select International Equity Fund	Riversource Life Account for Inside Distribution (Life)	26.62%
Columbia VP- Select Large-Cap Value Fund	JPMCB NA Cust For Columbia VP-Moderately Aggressive	26.64%